Filed Pursuant to Rule 424(b)(3)
Registration No 333-270826
PROSPECTUS
SIGNA Sports United N.V.
340,106,435 ORDINARY SHARES
AND
5,933,333 PUBLIC WARRANTS
AND
950,000 RESTRICTED STOCK UNITS

This prospectus relates to:
(i)the offer and sale, from time to time, by the selling securityholders identified in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), or their permitted transferees, of (a) up to 339,156,435 ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”) (including shares underlying Public Warrants, as defined herein) and (b) up to 5,933,333 public warrants (the “Public Warrants”) and
(ii)the issuance by us of up to 950,000 RSUs to be granted as the IPO Bonus (as defined herein) and up to 950,000 Ordinary Shares upon vesting of an equivalent number of the RSUs.
This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
We will not receive any proceeds from the sale of Ordinary Shares or Public Warrants by the Selling Securityholders pursuant to this prospectus. We will, however, receive the net proceeds for any Public Warrants that are exercised for cash, if any. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.”
We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Ordinary Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Because SIGNA International Sports Holding GmbH (“SISH”) is our controlling stockholder, it will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any common stock offered by it pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Our Ordinary Shares and Public Warrants are traded on the New York Stock Exchange (the “NYSE”) under the symbols “SSU” and “SSU WS,” respectively. On July 7, 2023, the closing price of our Ordinary Shares was $2.98 per share, and the closing price of our Public Warrants was $0.07 per warrant.
We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and in any applicable prospectus supplement.
Neither the SEC nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated August 9 , 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. Because SISH is our controlling stockholder, it will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any common stock offered by it pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us.
We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Unless otherwise stated or the context otherwise indicates: (i) references to the “Company,” “we,” “our,” or “us” generally refer to SIGNA Sports United N.V. and, as the case may be and the context so indicates, SIGNA Sports United GmbH together with its subsidiaries, (ii) references to “SSU” refer solely to SIGNA Sports United GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), including, as the case may be, its consolidated subsidiaries, and (iii) references to “Wiggle” or “Wiggle Group” refer to Mapil Topco Limited. SIGNA Sports United N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on May 19, 2021. SIGNA Sports United N.V. was converted into a Dutch public limited liability company and became the holding company of SSU on December 14, 2021.
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents or as of any earlier date as of which such information is given, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: Neither we nor the Selling Securityholders have done anything that would permit the possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and Public Warrants and the distribution of this prospectus outside the United States.
Certain amounts that appear in this prospectus may not sum due to rounding.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Articles of Association” means the articles of association of the Company.
“Board” means the board of directors of the Company.
“Business Combination” means the business combination between the Company and Yucaipa Acquisition Corporation.
“Cash to Equity Bonus Conversion” means the conversion of certain cash bonus payments to a corresponding number of Ordinary Shares in the context of the closing of the Business Combination issued to certain executive officers, managing directors and senior employees of the SIGNA Sports United group, including, in particular, CRC.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means SIGNA Sports United N.V.
“CRC” means Chain Reaction Cycles Retail Limited.
“DCGC” means Dutch Corporate Governance Code.
“Directors” means the Company’s non-executive directors together with the executive director.
“Earn-Out Agreement” means the earn-out agreement entered into by SSU, SISH and Yucaipa.
“Earn-Out Shares” means the 51,000,000 Ordinary Shares issued to SISH pursuant to the Earn-Out Agreement.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“General Meeting” means the general meeting of the Company.
“IPO Bonus” means the grant by SIGNA Sports United N.V. of up to 950,000 RSUs to certain eligible employees effective as of April 4, 2022.
“Merger Sub” means Olympics I Merger Sub, LLC.
“NYSE” means the New York Stock Exchange.
“Option Agreement” means the agreement entered into by the Company and Dr. Stephan Zoll on June 10, 2021.
“Ordinary Shares” means the ordinary shares of the Company, nominal value €0.12 per share.
“Original Warrant Agreement” means the warrant agreement entered into between Yucaipa and the Warrant Agent.
“PFIC” means passive foreign investment company.
“Preemptive Rights” means rights to subscribe for shares.
“Private Placement Warrants” means the 5,993,333 warrants issued by Yucaipa to Yucaipa Sponsor.
“Public Warrants” means the warrants issued by Yucaipa as part of units to public investors in a public offering.
“Registration Rights Agreement” means the registration rights agreement between SISH and certain other pre-closing SSU shareholders, Yucaipa, Yucaipa Sponsor, the Yucaipa’ initial shareholders and the Wiggle sellers.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the selling securityholders identified in the prospectus.
“SISH” means SIGNA International Sports Holding GmbH.
“SSU” means SIGNA Sports United GmbH.
“SSU Securities” means Ordinary Shares and Public Warrants.
“Tennis Express SPA” means the equity purchase agreement entered into by SSU subsidiary SSU Midwest Acquisition Corp. as buyer and Tennis Express, L.P., a Texas limited partnership, Tennis Express Management, L.L.C., a Texas limited liability company, and the owner of Tennis Now LLC, a Nevada limited liability company as sellers on April 20, 2021.
“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.
“Warrants” means the Public Warrants together with the Private Warrants.
“Wiggle Group” means Mapil TopCo Limited and CRC.
“Yucaipa” means Yucaipa Acquisition Corporation.
“Yucaipa Sponsor” means Yucaipa Acquisition Manager, LLC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at SIGNA Sports United N.V., Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany, telephone number +49 (30) 700 108 900. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website is www.sec.gov.
We incorporate by reference the documents listed below:
◦our Annual Report on Form 20-F for the fiscal year ended September 30, 2022 filed with the SEC on February 7, 2023;
◦our Current Reports on Form 6-K filed on September 28, 2022, October 6, 2022, April 20, 2023, June 27, 2023 and June 28, 2023; and;
◦the description of our Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on December 13, 2021 and any amendment or report filed with the SEC for the purpose of updating the description.
In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including subsequent Annual Reports on Form 20-F, and, to the extent, we identify therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus (if any).
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.
v

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS AND EXCHANGE RATE PRESENTATION
In this prospectus, unless otherwise specified or the context otherwise requires:
“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and
“€,” “EUR” and “Euro” each refer to the Euro.
Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The SSU logo and other trademarks or service marks owned by us appearing in this prospectus are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, including the trademarks, trade names and logos of the acquired Wiggle Group. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should read all such documents carefully, and you should pay special attention to the information contained under the section entitled “Risk Factors” in this prospectus, any applicable prospectus supplement, our most recent Annual Report on Form 20-F, as updated by our Report on Form 6-K filed on June 28, 2023, and other documents incorporated by reference into this prospectus, before deciding to buy our securities.
Company Overview
SIGNA Sports United is a specialist online sports retail company based in Berlin, Germany. The Company has operations spanning Europe, the UK and the US. We own companies and brands in various sports categories including bike, tennis, outdoor and team sports. We listed on the New York Stock Exchange (NYSE) on December 15, 2021, after executing our organic and inorganic growth strategy since 2018 to compile a market-leading collection of e-commerce and sports brands assets. As of September 30, 2022, we served over 6.7 million customers worldwide by selling equipment and apparel mainly through more than 50 online webshops, collaborating with more than 500 physical shops.
Sites, Brands and Sales Channels
Our online specialist sports shops offer a wide variety of products from third-party brands and our own brands. We believe that our focus on supplementing our product offering with detailed product descriptions, customer reviews and access to expert advice has resulted in high customer satisfaction and a steadily growing customer base.
Our sales occur predominantly through our own online and mobile channels and in specific categories (primarily team sports) through third-party marketplaces such as Zalando. Sales through online and mobile channels account for almost all of our sales. In the fiscal year ended September 30, 2022, online sales were €878.5 million or 83% of total sales. Similarly, online sales were €692.4 million or 85% of total sales in the previous twelve months ended September 30, 2021.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.
As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Ordinary Shares will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.
Corporate Information
We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name SIGNA Sports United B.V. on May 19, 2021 solely for the purpose of effectuating the business combination (the “Business Combination”) between us, Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company, Olympics I Merger Sub, a Cayman Islands limited liability company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”). Upon the closing of the Business Combination on December 14, 2021, we converted into a Dutch public limited liability company (naamloze vennootschap) and changed our name to SIGNA Sports United N.V. The Business Combination also included the acquisition of Mapil TopCo Limited and Chain Reaction Cycles Retail Limited (“CRC”) (together with its subsidiaries, the “Wiggle Group”) by SSU. The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK.
Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings and the establishment of subsidiaries to effect the Business Combination. Upon the closing of the Business Combination, SSU became the direct, wholly owned subsidiary of the Company, and holds all material assets and conducts all business activities and operations of the Company.
We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82838194. We have our corporate seat in Amsterdam, the Netherlands and the mailing address of our principal executive office is at Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany, and our telephone number is +49 (30) 700 108 900.

THE OFFERING

Ordinary Shares offered by the Selling Securityholders	339,156,435

Public Warrants offered by the Selling Securityholders	5,933,333 Public Warrants

RSUs to be issued by SIGNA Sports United N.V.	950,000

Ordinary Shares to be issued by SIGNA Sports United N.V.	Up to 950,000 Ordinary Shares upon the settlement of an equivalent number of the RSUs to be granted as the IPO Bonus. The IPO Bonus be resolved following the effectiveness of this registration statement to the employees and certain former employees of the SIGNA Sports United Group in accordance with and subject to the provisions of the LTIP as a bonus to recognize the performance and contribution to the successful implementation of the listing of the Ordinary Shares on the NYSE and to incentivize the retention of the current employees and their further commitment to support the Company during its first year as a public company. Because SISH is our controlling stockholder, it will be deemed to be an “underwriter” within the meaning of
the Securities Act with respect to any common stock
offered by it pursuant to this prospectus, and any such
offering would be deemed to be a primary offering by
us.

Ordinary Shares outstanding as of July 7, 2023	387,549,017 Ordinary Shares (excluding the Earn-Out Shares).

Market for our Ordinary Shares	Our Ordinary Shares are listed on the NYSE under the symbol “SSU.”

Market for our Public Warrants	Our Public Warrants are listed on the NYSE under the symbol “SSU WS.”

Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our Ordinary Shares.

RISK FACTORS
An investment in the Company’s securities carries a significant degree of risk. Before you decide to purchase the Company’s securities, you should carefully consider all risk factors set forth in any applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, as updated by our Report on Form 6-K filed on June 28, 2023, or any updates in other documents incorporated by reference into this prospectus or by information in the applicable prospectus supplement. See “Incorporation of Certain Information by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company. You should carefully consider these risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements, notes to the financial statements incorporated by reference herein and our Management Discussion and Analysis. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of the Company’s securities could decline and you could lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this prospectus, including the description of the transactions, agreements and other information contained herein and the exhibits hereto, as well as information incorporated by reference herein are not historical facts but are “forward-looking statements” for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “suggests,” “targets,” “projects,” “forecast” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the estimated or anticipated future results and benefits of the Company following the Business Combination, future opportunities for the Company, future planned products and services, business strategy and plans, objectives of management for future operations of the Company, market size and growth opportunities, competitive position, technological and market trends, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company, which are all subject to change due to various factors including, without limitation, changes in general economic conditions as a result of the war in Ukraine, significant inflation, higher financing costs, an increase in energy costs, a negative consumer sentiment and COVID-19. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this prospectus, should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under “Risk Factors.” The forward-looking statements in this prospectus may include, without limitations, statements about:
◦our liquidity and losses from operations and projected cash flows and related impact on our ability to continue as a going concern;
◦our future financial condition and operating results
◦our future financial condition and operating results;
◦our ability to remain in compliance with financial covenants under our financing arrangements;
◦our ability to extend, renew or refinance our existing debt;
◦our growth, expansion and acquisition prospects and strategies, the success of such strategies, and the benefits we believe can be derived from such strategies;
◦our ability to effectively manage our inventory and inventory reserves;
◦impairments of our goodwill or other intangible assets;
◦changes in consumer spending patterns and overall levels of consumer spending;
◦our ability to further upgrade our information technology systems and infrastructure, including our accounting processes and functions, and other risks associated with the systems that operate our online retail operations;

◦our ability to continue to remedy weaknesses in our internal controls;
◦costs as a result of operating as a public company;
◦our assumptions regarding interest rates and inflation;
◦changes affecting currency exchange rates;
◦continuing business disruptions arising from the on-going war in Ukraine and in the aftermath of the coronavirus pandemic;
◦our financial condition and ability to obtain financing in the future to implement our business strategy and fund capital expenditures, acquisitions and other general corporate activities;
◦estimated future capital expenditures needed to preserve our capital base;
◦changes in general economic conditions in the Federal Republic of Germany (“Germany”), and the European Union and the Unites States of America, including changes in the unemployment rate, the level of energy and consumer prices, wage levels, etc.;
◦the further development of online sports markets, in particular the levels of acceptance of internet retailing;
◦our behavior on mobile devices and our ability to attract mobile internet traffic and convert such traffic into purchases of our goods;
◦our ability to offer our customers an inspirational and attractive online purchasing experience;
◦demographic changes, in particular with respect to Germany;
◦changes in our competitive environment and in our competition level;
◦the occurrence of accidents, terrorist attacks, natural disasters, fires, environmental damage, or systemic delivery failures;
◦our inability to attract and retain qualified personnel, consultants and collaborators;
◦political changes;
◦changes in laws and regulations;
◦our expectations relating to dividend payments and forecasts of our ability to make such payments; and
◦other factors discussed in “Risk Factors” in this prospectus.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus and our ability to continue as a going concern. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.
In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to rely unduly on these statements.
Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.
Certain statements made in this prospectus, including the description of the transactions, agreements and other information contained herein and the exhibits hereto, as well as information incorporated by reference herein are not historical facts but are “forward-looking statements” for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “suggests,” “targets,” “projects,” “forecast” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the estimated or anticipated future results and benefits of the Company following the Business Combination, future opportunities for the Company, future planned products and services, business strategy and plans, objectives of management for future operations of the Company, market size and growth opportunities, competitive position, technological and market trends, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company, which are all subject to change due to various factors including, without limitation, changes in general economic conditions as a result of the war in Ukraine, significant inflation, higher financing costs, an increase in energy costs, a negative consumer sentiment and COVID-19 and our ability to continue as a going concern. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this prospectus, should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results.

USE OF PROCEEDS
All of the Ordinary Shares and Public Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. Although SISH will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any common stock offered by it pursuant to this prospectus, and any such offering will be deemed to be a primary offering by us, we will not receive any proceeds from the sale of Ordinary Shares or Public Warrants by the Selling Securityholders pursuant to this prospectus, including by SISH, and we will not receive any proceeds from the issuance of the Ordinary Shares, to be issued by us upon the vesting of RSUs to be granted as the IPO Bonus pursuant to this prospectus.
We will receive up to an aggregate of approximately $68.2 million from the exercise of Public Warrants offered by the Selling Stockholders pursuant to this prospectus, assuming the exercise in full of all such Public Warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the Public Warrants will elect to exercise any or all of the warrants. To the extent that the Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease.
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY
We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the further development and expansion of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.
Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain any earnings for future operations and expansion.
Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to our company.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023.
You should read this table together with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for more information regarding our liquidity position and cash flows and other risks relating to our capitalization.

As of March 31, 2023
(in € millions)
Cash and cash equivalents	35.4
Total liabilities	807.2
Share capital	46.5
Capital reserve	1,337.3
Retained earnings	(937.7)
Other reserves	(4.5)
Total equity	441.6
Total capitalization	1,248.9

SELLING SECURITYHOLDERS
The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares and the Public Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Ordinary Shares for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The percentage of Ordinary Shares beneficially owned is computed on the basis of 387,549,017 Ordinary Shares (excluding the Earn-Out Shares) outstanding as of July 7, 2023.
The Ordinary Shares held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities.”
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Ordinary shares offered and beneficially owned are based primarily on information initially provided to us by the Selling Securityholders indicating the ordinary shares they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the Selling Securityholders.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. Because SISH is our controlling stockholder, it will be deemed to be an "underwriter" within the meaning of the Securities Act with respect to any common stock offered by it pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us. See the section titled “Plan of Distribution.”
The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o SIGNA Sports United N.V., Kantstraße 164, Upper West 10623 Berlin, Federal Republic of Germany.

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name of Selling Securityholder	Shares Owned Before the Offering (#)	Shares Being Offered (#)	Shares Owned After the Offering		Warrants Owned Before the Offering (#)	Warrants Being Offered (#)	Warrants Owned After the Offering
			(#)(1)(2)	(%)(1)(2)			(#)(1)(2)	(%)(1)(2)
SIGNA International Sports Holding GmbH	161,691,626	161,691,626	—	—	—	—	—	—
SISH Beteiligung GmbH & Co. KG	5,975,668	5,975,668	—	—	—	—	—	—
R+V Lebensversicherung	20,322,924	20,322,924	—	—	—	—	—	—
R+V Versicherung AG*	3,126,609	3,126,609	—	—	—	—	—	—
AEON Co., Ltd	14,607,505	14,607,505	—	—	—	—	—	—
Evergrow Luxembourg SCS	5,975,668	5,975,668	—	—	—	—	—	—
INGBE Stiftung	7,576,180	7,576,180	—	—	—	—	—	—
Bayerische Beamten Lebensversicherung*	2,526,579	2,526,579	—	—	—	—	—	—
Arrow Holding AG*	1,263,094	1,263,094	—	—	—	—	—	—
Guardians Invest AG*	1,262,199	1,262,199	—	—	—	—	—	—
Michael Benner*	660,848	660,848	—	—	—	—	—	—
Jennifer Geiß (née Bürkle) *	447,205	447,205	—	—	—	—	—	—
Andre Vollmer (née Gsell) *	76,692	76,692	—	—	—	—	—	—
Bernd Humke*	1,341,365	1,341,365	—	—	—	—	—	—
Markus Knöller*	1,159,350	1,159,350	—	—	—	—	—	—
Stefan Ladusch*	32,868	32,868	—	—	—	—	—	—
Herbert Luik*	273,901	273,901	—	—	—	—	—	—
Nils Pollex*	518,419	518,419	—	—	—	—	—	—
Axel Rosenlöcher*	96,113	96,113	—	—	—	—	—	—
Jörg Schaible*	355,946	355,946	—	—	—	—	—	—
Thomas Spengler*	323,949	323,949	—	—	—	—	—	—
Ulrich Spies*	356,072	356,072	—	—	—	—	—	—
Burkhard Wagner*	213,643	213,643	—	—	—	—	—	—
Philipp Wiedmaier*	209,907	209,907	—	—	—	—	—	—
Markus Winter*	482,067	482,067	—	—	—	—	—	—
Sabine Zwick*	529,376	529,376	—	—	—	—	—	—
Kai Ehlers*	150,520	150,520	—	—	—	—	—	—
Katrin Langenfeld*	160,968	160,968	—	—	—	—	—	—
David Langlade*	200,693	200,693	—	—	—	—	—	—
Landri Ribeiro*	150,520	150,520	—	—	—	—	—	—
Rochon Holding SAS	4,633,579	4,633,579	—	—	—	—	—	—
René Marius Köhler	7,157,073	7,157,073	—	—	—	—	—	—
Christian Miele*	1,853,342	1,853,342	—	—	—	—	—	—
Sascha Beyer*	315,970	315,970	—	—	—	—	—	—
European Depositary Bank SA, Dublin (Custodian for Bridgepoint Europe IV (Nominees) Limited)	24,449,937	24,449,937	—	—	—	—	—	—
Hermes GPE PEC I LP*	1,306,548	1,306,548	—	—	—	—	—	—
Christopher Watson*	2,159,816	2,159,816	—	—	—	—	—	—
Michael Cowan*	196,327	196,327	—	—	—	—	—	—

Lola O’Hare*	392,697	392,697	—	—	—	—	—	—
Frank Warwick*	196,327	196,327	—	—	—	—	—	—
Georgina Warwick*	392,697	392,697	—	—	—	—	—	—
George Watson*	392,697	392,697	—	—	—	—	—	—
Margaret (known as Janice) Watson*	392,697	392,697	—	—	—	—	—	—
Sabrina Mckeown (née Watson)*	392,697	392,697	—	—	—	—	—	—
Brian McBride*	107,932	107,932	—	—	—	—	—	—
Stefan Barden*	187,011	187,011	—	—	—	—	—	—
Will Kernan*	146,571	146,571	—	—	—	—	—	—
Nick Gresham*	41,877	41,877	—	—	—	—	—	—
Nicholas Pink*	9,609	9,609	—	—	—	—	—	—
Stephen McAlister*	306	306	—	—	—	—	—	—
Humphrey Cobbold*	42,250	42,250	—	—	—	—	—	—
Paul James Bolwell*	16,155	16,155	—	—	—	—	—	—
Aiden Fitzpatrick*	7,444	7,444	—	—	—	—	—	—
Brad Nolan*	18	18	—	—	—	—	—	—
Scott Gallagher*	18	18	—	—	—	—	—	—
Julian Heritage*	37	37	—	—	—	—	—	—
Dan Corrigan*	37	37	—	—	—	—	—	—
Harvey Bennett*	14,030	14,030	—	—	—	—	—	—
Spencer Maynard*	61	61	—	—	—	—	—	—
Mike Clark*	8,202	8,202	—	—	—	—	—	—
Geoff Bull*	3,022	3,022	—	—	—	—	—	—
David Elder*	3,022	3,022	—	—	—	—	—	—
Sean O’Neill*	5,025	5,025	—	—	—	—	—	—
Huw Crwys-Williams*	41,877	41,877	—	—	—	—	—	—
Michael Snell*	613	613	—	—	—	—	—	—
Intertrust Employee Benefit Trustee*	137,826	137,826	—	—	—	—	—	—
AE Familienholding AG*(3)	1,000,000	1,000,000	—	—	—	—	—	—
Derek Ernst Tanner*	500,000	500,000	—	—	—	—	—	—
Devario Invest GmbH*(4)	1,500,000	1,500,000	—	—	—	—	—	—
Ernst Tanner*	3,000,000	3,000,000	—	—	—	—	—	—
Hans Peter Gfeller*	50,000	50,000	—	—	—	—	—	—
Helium Fund-Helium Performance*(5)	320,000	320,000	—	—	—	—	—	—
Helium Fund-Helium Selection*(5)	180,000	180,000	—	—	—	—	—	—
LMR CCSA Master	75,000	75,000	—	—	—	—	—	—
LMR Master Fund Limited*(6)	75,000	75,000	—	—	—	—	—	—
MIC Capital Partners (Public) Parallel(7)	5,000,000	5,000,000	—	—	—	—	—	—
OA3, LLC(8)	5,000,000	5,000,000	—	—	—	—	—	—
RSI S.C.S, SICAVRAIF(9)	5,000,000	5,000,000	—	—	—	—	—	—
SB Northstar LP(10)	5,000,000	5,000,000	—	—	—	—	—	—
The Saudi Third Investment Company(11)	5,000,000	5,000,000	—	—	—	—	—	—
Dr. Erwin V. Conradi*	1,000,000	1,000,000	—	—	—	—	—	—
Gate House Management Co.*(12)	200,000	200,000	—	—	—	—	—	—
Sigrid Dassler*	50,000	50,000	—	—	—	—	—	—

WoLa Holding AG*(13)	50,000	50,000	—	—	—	—	—	—
Herold Albrecht*	100,000	100,000	—	—	—	—	—	—
Philipp Bupp*	200,000	200,000	—	—	—	—	—	—
Chemolio Industrie Holding AG*(14)	200,000	200,000	—	—	—	—	—	—
Reto Cina*	200,000	200,000	—	—	—	—	—	—
Christian Dubler*	100,000	100,000	—	—	—	—	—	—
Britta Düring*	100,000	100,000	—	—	—	—	—	—
Heinz Düring*	100,000	100,000	—	—	—	—	—	—
Sven Düring*	100,000	100,000	—	—	—	—	—	—
Markus Ebner*	100,000	100,000	—	—	—	—	—	—
Global Investment Advisors GmbH*(15)	100,000	100,000	—	—	—	—	—	—
Fabia Grüebler*	100,000	100,000	—	—	—	—	—	—
Stefan Koller*	100,000	100,000	—	—	—	—	—	—
Hans-Ulrich Lehmann*	100,000	100,000	—	—	—	—	—	—
Christoph Mauchle*	100,000	100,000	—	—	—	—	—	—
Merval AG*(16)	300,000	300,000	—	—	—	—	—	—
Pensionskasse der Victorinox AG*(17)	100,000	100,000	—	—	—	—	—	—
Rolf Sachs*	250,000	250,000	—	—	—	—	—	—
Thomas Staubli*	100,000	100,000	—	—	—	—	—	—
Ernst Sutter*	100,000	100,000	—	—	—	—	—	—
Patrick Noel Van Geyzel Kelaart*	150,000	150,000	—	—	—	—	—	—
Victorinox AG*(17)	100,000	100,000	—	—	—	—	—	—
Hartmann Weirather*	200,000	200,000	—	—	—	—	—	—
White Mill AG*(18)	1,000,000	1,000,000	—	—	—	—	—	—
Wolf-Friedrich Bähre*	25,000	25,000	—	—	—	—	—	—
François Burger*	10,000	10,000	—	—	—	—	—	—
Kaspar Fleischmann*	15,000	15,000	—	—	—	—	—	—
Meyco-Emballage AG*(19)	140,000	140,000	—	—	—	—	—	—
Christoph Schwarzenbach*	10,000	10,000	—	—	—	—	—	—
Tom Dahlen*(20)	30,000	30,000	—	—	—	—	—	—
Christel Sice(20)	30,000	30,000	—	—	—	—	—	—
Yusef Jackson(20)	30,000	30,000	—	—	—	—	—	—
Yucaipa Acquisition Manager, LLC(21)	15,748,333	15,748,333	—	—	5,933,333	5,933,333	0	0
Laura Finance Holding Gmbh(22)	6,322,035	6,322,035	—	—	—	—	—	—
Bradley E. Blume(23)	2,429,844	2,429,844	—	—	—	—	—	—
Hans Dohrmann(24)	146,764	146,764	—	—	—	—	—	—
Dominic Hoffmann(25)	30,332	30,332	—	—	—	—	—	—
Frank Warwick(26)	52,317	52,317	—	—	—	—	—	—
__________________
*Less than 1%
†The number of Ordinary Shares offered and beneficially owned are based primarily on information initially provided to us by the Selling Securityholders indicating the Common Stock they wished to be covered by this registration statement and eligible for sale under this prospectus and the Prior Registration Statements. A Selling Securityholder may have sold or transferred some or all of the Ordinary Shares set forth in the table and accompanying footnotes, and consequently the number of Ordinary Shares indicated to be offered may exceed the number of Ordinary Shares to be sold by the Selling Securityholders.
1.The percentage of Ordinary Shares beneficially owned is computed on the basis of 387,549,017 Ordinary Shares (excluding the Earn-Out Shares) outstanding as of July 7, 2023.
2.Assumes the sale of all shares offered in this prospectus.
3.The business address of AE Familienholding AG is Fehlwiesstrasse 14, Amriswil 8580, Switzerland.
4.The business address of Devario Invest GmbH is Rheinpromenade 9, Monheim 40789, Germany.

5.The business address of each Helium Fund-Helium Performance and Helium Fund-Helium Selection is c/o SYQUANT Capital, Attn: Direction Financiere, 25 Avenue Kléber, Paris 75116, France.
6.The business address of each LMR CCSA Master Fund Limited and LMR Master Fund Limited is c/o LMR Partners LLP - 9th Floor, Devonshire House, 1 Mayfair Place, London W1J 8AJ UK.
7.The business address of MIC Capital Partners (Public) Parallel Cayman LP is Attn: Rodney Cannon, 22nd Floor, Al Sila Tower, Global Market, Al Maryah Island, Abu Dhabi, AE.
8.OA3, LLC is controlled by Mr. Ronald W. Burkle. The business address of OA3, LLC and Mr. Ronald W. Burkle is 9130 West Sunset Boulevard, Los Angeles, CA 90069, US.
9.The business address of RSI S.C.S., SICAV-RAIF is Attn: Mr. Patrick Wacht, 6B Rue Gabriel Lippmann, Munsbach L-5365, Luxembourg.
10.The business address of SB Northstar LP is Walkers Corporate Limited, 190 Elgin Avenue, George Town KY1-9008, Cayman Islands.
11.The business address of The Saudi Third Investment Company is Riyadh-Turki Al Awwal Road, P.O.Box 6847, Attn: Turqi Abdulrahman A. Alnowaiser, Riyadh 11452, Saudi Arabia.
12.The business address of Gate House Management Co. is Ajeltake Road, Ajeltake Island, Majuro MH96960, RM.
13.The business address of WoLa Holding AG is Baarerstrasse 98, Zug 6302, Switzerland.
14.The business address of Chemolio Industrie Holding AG is Neugasse 8, Zug 6300, Switzerland.
15.The business address of Global Investment Advisors GmbH is Habsburgerstrasse 12, Luzern 6003, Switzerland.
16.The business address of Merval AG is Gotthardstrasse 20, Zug 6300, Switzerland.
17.The business address of each of Victorinox AG and Pensionskasse der Victorinox AG is Schmiedgasse 57, Ibach 6438, Switzerland.
18.The business address of White Mill AG is Bächerstrasse 38, Bäch 8806, Switzerland.
19.The business address of Meyco-Emballage AG is Oberbüel 1205, Mörschwil 9402, Switzerland.
20.The business address of each of Tom Dahlen, Christel Sice and Yusef Jackson is 9130 West Sunset Boulevard, Los Angeles, CA 90069, US.
21.Reflects 9,815,000 Ordinary Shares and 5,933,333 Ordinary Shares issuable upon the exercise of the 5,933,333 Public Warrants directly held by Yucaipa Acquisition Manager, LLC. Yucaipa Acquisition Manager, LLC is controlled by Mr. Ronald W. Burkle. The business address of Yucaipa Acquisition Manager, LLC and Mr. Ronald Burkle is 9130 West Sunset Boulevard, Los Angeles, CA 90069, US.
22.The business address of Laura Finance Holding GmbH is Maria-Theresien-Straße 31, 6020 Innsbruck, Austria.
23.The address of Mr. Blume is 10327 Meadow Lake Lane, Houston, Texas 77042, US.
24.The address of Hans Dohrmann is Kuefergasse 3, 6315 Oberaegeri, Zug, Switzerland.
25.The address of Dominic Hoffmann is Hagenstrasse 12, 60314 Frankfurt am Main, Germany.
26.The address of Frank Warwick is Clonetrace Road 20, Broughshane BT43 7HY, United Kingdom.

DESCRIPTION OF SECURITIES
This section of the prospectus includes a description of the material terms of the Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association, which are attached as an exhibit to this prospectus. We urge you to read the full text of the Articles of Association.
General
We were incorporated pursuant to Dutch law on May 19, 2021 as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and upon the consummation of the Business Combination (as defined below), we converted into a Dutch public limited company (naamloze vennotschap). Our corporate affairs are governed by the Articles of Association, the rules of the Board, our other internal rules and policies and by Dutch law.
We are registered with the Dutch Trade Register under number 82838194. Our corporate seat is in Amsterdam, the Netherlands, and our office address is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.
Share Capital
Authorized Share Capital
As of the date of this prospectus, we have an authorized share capital in the amount of €187,500,000, divided into 1,562,500,000 Ordinary Shares, each with a nominal value of €0.12. Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending the Articles of Association. An amendment of the Articles of Association would require a resolution of our general meeting (“General Meeting”) upon proposal by the board of directors (the “Board”).
Our Ordinary Shares
Under Dutch law, shares are issued and rights to subscribe for shares (“Preemptive Rights”) are granted pursuant to a resolution of the General Meeting. The Articles of Association provide that we may only issue Ordinary Shares pursuant to a resolution of the General Meeting or of another body authorized by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorization, the number of Ordinary Shares that may be issued must be specified. The authorization can be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorization, the authorization cannot be revoked by the General Meeting. For as long as and to the extent that another body has been authorized to resolve to issue Ordinary Shares by the General Meeting, the General Meeting shall not have this authority.
As of July 7, 2023, there were 387,549,017 Ordinary Shares (excluding the Earn-Out Shares) outstanding.
The following summarizes the main rights of holders of our Ordinary Shares:
◦each holder of our Ordinary Shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally, including the appointment of directors of the Board;
◦there are no cumulative voting rights;
◦the holders of our Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;
◦upon our liquidation and dissolution, the holders of our Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

◦the holders of our Ordinary Shares have Preemptive Rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles of Association.
Preemptive Rights
Subject to restrictions in our Articles of Association, holders of Ordinary Shares have Preemptive Rights in relation to newly issued Ordinary Shares under Dutch law.
Under our Articles of Association, the Preemptive Rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of our General Meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The General Meeting may authorize our Board to limit or exclude the Preemptive Rights in respect of newly issued Ordinary Shares. Such authorization for our Board can be granted and extended, in each case for a period not exceeding five years.
Preemptive Rights do not exist with respect (a) to the issue of Ordinary Shares to employees of the Company or a “group” company of ours, and (b) the issue of Ordinary Shares against a contribution in kind.
Transfer of Ordinary Shares
Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.
The Articles of Association provide that, for as long as any of our Ordinary Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.
Form of Ordinary Shares
Pursuant to our Articles of Association, the Ordinary Shares are registered shares.
Purchase and Repurchase of Ordinary Shares
Under Dutch law, when issuing shares, we may not subscribe for newly issued shares in our own capital. Subject to certain restrictions of Dutch law and our Articles of Association, we may acquire fully paid shares in our own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and our Articles of Association, we may repurchase fully paid shares in our own capital if (i) our equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or our Articles of Association and (ii) the aggregate nominal value of Ordinary Shares which we acquire, hold or on which we hold a pledge (pandrecht) or which are held by a subsidiary of the Company, would not exceed 50% of our then-current issued share capital.
An acquisition of own shares for a consideration must be authorized by the General Meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of Ordinary Shares that may be acquired, the manner in which such shares may be acquired and the price limits within which the Ordinary Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of our Board. No authorization of our General Meeting is required if Ordinary Shares are included on the price list of a stock exchange and acquired by us with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The aforementioned restrictions do not apply to Ordinary Shares acquired by the Company under universal title of succession.
Capital Reduction
At a general meeting, our shareholders may resolve to reduce our issued share capital by (i) cancelling Ordinary Shares or (ii) reducing the nominal value of the Ordinary Shares by amending our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Ordinary Shares may only relate to Ordinary Shares held by us or in respect of which we hold the depository receipts. In order to be approved by our General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least 50% of the issued share capital is represented at such meeting or at least two-thirds of the votes cast if less than 50% of the issued share capital is represented at such meeting.
Shareholders’ Meeting
General meetings must be held in the Netherlands, in any of the locations specified in the Articles of Association. The annual General Meeting must be held within six months of the end of each financial year. The first annual General Meeting of the Company will take place in 2023 in accordance with applicable Dutch law. Additional extraordinary General Meeting may also be held, whenever considered appropriate by the Board and shall be held within three months after the Board has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required.
Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request our Company to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board to convene a General Meeting and the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the General Meeting.
The General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of our statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.
In accordance with the Dutch Corporate Governance Code (“DCGC”) and the Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (e.g., the dismissal of Directors), the Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a General Meeting be convened, as described above.
Moreover, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a general meeting, propose an agenda item for our General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of our company and business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of the Board. During a cooling-off period, the Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:
◦the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;
◦the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or
◦other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).
The General Meeting is presided over by the chairperson of the Board. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by a person designated in accordance with the Articles of Association. Directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.
All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding.
Shareholders may exercise these rights, if they are the holders of our Ordinary Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by our company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.
Each Ordinary Share of our company confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by us or our subsidiaries or on Ordinary Shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Ordinary Shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of an Ordinary Share of our company on which we hold or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.
Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity.
Voting Rights and Quorum
In accordance with Dutch law and our Articles of Association, each Ordinary Share confers the right on the holder thereof to cast one vote at the General Meeting. No vote can be cast at a General Meeting in respect of an Ordinary Share belonging to the Company or a subsidiary or in respect of an Ordinary Share for which any of them holds the depository receipts. Usufructuaries and pledgees of Ordinary Shares belonging to the Company or its subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a subsidiary. Neither the Company nor a subsidiary can vote Ordinary Shares in respect of which it holds a usufruct or a pledge.
Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.
Under our Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our General Meeting will determine the method of voting.
Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our Articles of Association provide for a special majority in relation to specified resolutions.
Subject to certain restrictions in our Articles of Association, the determination during our General Meeting made by the chairman of that General Meeting with regard to the results of a vote will be decisive. Our Board will keep a record of the resolutions passed at each general meeting.
Amendment of Articles of Association
At a general meeting, at the proposal of our Board our General Meeting may resolve to amend the Articles of Association. Generally, a resolution by the shareholders to amend the Articles of Association requires a majority of 75%.
Dissolution
Under the Articles of Association, we may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board. In the event of a dissolution, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of Ordinary Shares.
Squeeze-Out
A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.
Certain Other Major Transactions
The Articles of Association and Dutch law provide that resolutions of the Board concerning a material change to our identity or our character or our business are subject to the approval of the General Meeting. Such changes include:
◦transferring the business or materially all of the business to a third party;
◦entering into or terminating a long-lasting alliance of our company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for us; and
◦acquiring or disposing of an interest in the capital of a company by our company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.
Dividends and Other Distributions
We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the further development and expansion of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.
Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain any earnings for future operations and expansion.
Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to our company.
Certain Disclosure Obligations of Our Company
We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of NYSE. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.
Financial Reporting under Dutch Law
On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM, supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to us that we make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.
Periodic Reporting under U.S. Securities Law
We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NYSE’s listing standards. Under the NYSE rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NYSE.
We have one or more non-independent directors serving as committee members on our nomination and corporate governance committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding our company. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.
NYSE Rules
For so long as our shares will be listed on NYSE, we are required to meet certain requirements relating to ongoing communication and disclosure to our shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of NYSE with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of our shareholders of certain transactions.
Certain Insider Trading and Market Manipulation Laws
Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with our listing on NYSE, we adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and employees in Ordinary Shares or in financial instruments the value of which is determined by the value of the Ordinary Shares.
The Netherlands
On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to us or to our Ordinary Shares as the Ordinary Shares are solely listed on NYSE, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to us relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings.
We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.
United States
The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of our company may not purchase or sell our shares or other securities when he or she is in possession of material, non-public information about our company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.
Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders
The directors, officers, and shareholders of our company are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.
DCGC
We are subject to the Dutch Corporate Governance Code, or the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the Board and the General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. We do not comply with all best practice provisions of the DCGC. As of the date of this document, our main deviations from the DCGC are summarized below, but we cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.
Under the Articles of Association, Directors will be appointed by the General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of our issued share capital, with respect to one, two or three Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other Directors on the basis of a binding nomination by the Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of our issued share capital, it will be allowed to make a binding nomination for one Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of our issued share capital, it will be allowed to make a binding nomination for two Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of our issued share capital, it will be allowed to make a binding nomination for three

Directors. This means that the nominee will be appointed unless the general meeting removes the binding nature of the nomination (in which case a new nomination will be prepared for a subsequent general meeting). The Articles of Association provide that the General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.
Under the Articles of Association, Directors can only be dismissed by the General Meeting by simple majority, provided that the Board or, during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated Director, SISH proposes the dismissal. In other cases, the General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the General Meeting can pass a resolution to dismiss a Director by simple majority, representing no more than one-third of the issued share capital.
The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, we may deviate from this recommendation and grant equity awards to the Non-Executive Directors, consistent with U.S. market practice.
The Equity Plan allows us to set the terms and conditions of equity awards granted thereunder. Under the Equity Plan, we may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and we may grant options without restricting the exercisability of those options during the first three years after the date of grant. In those cases, this would cause additional deviations from the DCGC.
Dutch Civil Code
The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on the remuneration and rights to acquire Ordinary Shares of Directors need to be disclosed in our annual accounts.
Warrants
In connection with the business combination between the Company and Yucaipa Acquisition Corporation (“Yucaipa”) (the “Business Combination”), the Company entered into the Warrant Agreement pursuant to which, among other things, Yucaipa assigned all of its right, title and interest in and to, and the Company assumed all of Yucaipa’s liabilities and obligations under the warrant agreement entered into between Yucaipa and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) (the “Original Warrant Agreement”). As a result of such assignment and assumption agreement, following the execution of the Warrant Agreement, each of the 5,993,333 warrants issued by Yucaipa to Yucaipa Acquisition Manager, LLC (“Yucaipa Sponsor”) (such warrants, the “Private Placement Warrants”) and each of the 11,500,000 warrants issued by Yucaipa as part of units to public investors in a public offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), was exchanged for a warrant to purchase one Ordinary Share on the terms and conditions of the Original Warrant Agreement (as amended by the Warrant Agreement).
The following summary of certain provisions relating to the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Warrant Agreement.
Each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 13, 2022. The Public Warrants will expire on December 14, 2026 or earlier upon redemption or liquidation.
We are not obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a Public Warrant unless the Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.
We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Exercise
A Warrant may be exercised by delivering to the Warrant Agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise.
As soon as practicable after the exercise of any Warrant the Company will issue a book-entry position or certificate, as applicable, for the Ordinary Shares. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.
A Warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising Warrants, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8%, (the “Maximum Percentage”) of our outstanding Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.
Redemption and Notice
Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):
◦in whole or in part;
◦at a price of $0.01 per Public Warrant;
◦upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and
◦if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment as discussed below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to Public Warrant holders.
We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (subject to adjustment as discussed below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Once the Public Warrants become exercisable, the Company may redeem such warrants
◦in whole or in part;
◦at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Ordinary Shares (as defined below) except as otherwise described below;
◦if, and only if, the closing price of our Ordinary Shares equals or exceeds $10.00 per public share (subject to adjustment as discussed below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.
Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of Public Warrants)	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 month	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 month	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 month	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 month	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 month	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 month	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 month	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 month	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 month	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 month	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 month	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 month	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 month	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 month	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 month	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 month	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 month	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 month	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 month	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 month	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 month	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 Ordinary Shares for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Ordinary Shares for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.
As stated above, we can redeem the Public Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Ordinary Shares are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Public Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.
No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.
Adjustments
If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Ordinary Shares on account of such Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend our Articles of Association with respect to any other provision relating to the rights of holders of our Ordinary Shares, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.
If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
Form
The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants.
No fractional Public Warrants will be issued and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Public Warrant holder.
No rights as a shareholder
A Warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends, the right to vote or the right to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of our company.
After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Transfers and Exchanges
Warrants may be exchanged or transferred upon surrender of the warrant to the Warrant Agent, together with a written request for exchange or transfer. Upon any transfer, a new warrant representing an equal aggregate number of warrants will be issued and the old Warrant will be cancelled by the Warrant Agent.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Ordinary Shares or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Ordinary Shares or Public Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
◦1% of the total number of common shares then outstanding; or
◦the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
◦the issuer of the securities that was formerly a shell company has ceased to be a shell company;
◦the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

◦the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and
◦at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will be able to sell their Ordinary Shares pursuant to Rule 144, subject to meeting the Exchange Act reporting and filing requirements above, registration one year after the closing of the business combination.
Registration Rights
At the closing of the Business Combination, SISH and certain other pre-closing SSU shareholders, Yucaipa, Yucaipa Sponsor, the Yucaipa’ initial shareholders and the Wiggle sellers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for, among other matters, and subject to the terms thereof, customary registration rights with respect to their respective Ordinary Shares, including demand and piggy-back rights subject to cut-back provisions. The Registration Rights Agreement also provides that we will maintain an effective registration statement until such time as there are no longer any Registrable Securities (as defined in the Registration Rights Agreement).
In addition, the PIPE Investors, SISH and Ronald W. Burkle have certain registration rights under the Subscription Agreements.
Stock Exchange Listing
Our Ordinary Shares are listed on the NYSE under symbol “SSU”. Our Warrants are listed on the NYSE under symbol SSU-WS.
Transfer, Transfer Agent and Registrar
Pursuant to the Articles of Association, our Ordinary Shares are registered shares. Under Dutch law, transfers of our Ordinary Shares other than in book-entry form (as described below) require a written deed of transfer and, unless we are a party to the deed of transfer, and acknowledgement by or proper service upon our company to be effective.
The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company.
The Articles of Association provide that, for as long as any of our Ordinary Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.
The Ordinary Shares are listed in registered form and such Ordinary Shares are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of the Board and to act as transfer agent and registrar for the Ordinary Shares. The Ordinary Shares are traded on the NYSE in book-entry form. The warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares and Public Warrants (the “SSU Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the SSU Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold SSU Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
◦Our officers or directors;
◦banks, financial institutions or financial services entities;
◦broker-dealers;
◦taxpayers that are subject to the mark-to-market accounting rules;
◦tax-exempt entities;
◦S-corporations;
◦governments or agencies or instrumentalities thereof;
◦insurance companies;
◦regulated investment companies;
◦real estate investment trusts;
◦expatriates or former long-term residents of the United States;
◦persons that actually or constructively own 5% or more of our shares by vote or value;
◦persons that acquired SSU Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;
◦persons that hold SSU Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or
◦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.
As used in this prospectus, the term “U.S. Holder” means a beneficial owner of SSU Securities that is for U.S. federal income tax purposes:
(i)An individual who is a citizen or individual resident of the United States;
(ii)a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;
(iii)an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.
Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold SSU Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of SSU Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding SSU Securities, we urge you to consult your own tax advisor.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SSU SECURITIES. HOLDERS OF SSU SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SSU SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Holders
Taxation of Distributions
Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on our Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants” below).
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or SSU is eligible for benefits under an applicable tax treaty with the United States, and SSU is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Subject to applicable limitations, German income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Ordinary Shares or Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Ordinary Shares or Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Public Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.
Exercise, Lapse or Redemption of a Warrant
Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant. A U.S. Holder’s tax basis in an ordinary share received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our Public Warrants (including after we provide notice of our intent to redeem Public Warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.
In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Public Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Public Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Public Warrants having an aggregate value equal to the exercise price for the total number of Public Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such Public Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem Public Warrants for cash or purchase Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Exercise, Lapse or Redemption of a Warrant.”
Possible Constructive Distributions
The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Public Warrant) as a result of a distribution of cash or other property to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.
Passive Foreign Investment Company Status
The treatment of U.S. Holders of our Ordinary Shares and Public Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
We do not expect to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.
If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Public Warrants and, in the case of Ordinary Shares, the U.S.
Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).
Under these rules:
◦the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Public Warrants;

◦the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;
◦the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
◦an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.
If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares (but not the Public Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.
Alternatively, if we are a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Public Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE (on which the Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequence of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares and Public Warrants should consult their tax advisors concerning the application of the PFIC rules to SSU Securities under their particular circumstances.

Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of SSU Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of SSU Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).
Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Public Warrant by a U.S. Holder, as described in “Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of SSU Securities.
Information Reporting and Backup Withholding
Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of SSU Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to SSU Securities, subject to certain exceptions (including an exception for SSU Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold SSU Securities.

Material Dutch Tax Considerations
Taxation in the Netherlands
The section only outlines certain material Dutch tax consequences of the acquisition, holding and disposal of the Ordinary Shares and the acquisition, holding, exercise and disposal of the Public Warrants. This section does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Ordinary Shares or Public Warrants and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this section should be treated with corresponding caution.
This section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, including, for the avoidance of doubt, the tax rates applicable on the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Where this section refers to "the Netherlands" or "Dutch" it refers only to the part of the Kingdom of the Netherlands located in Europe.
This section is intended as general information only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, holding and disposal of the Ordinary Shares or to the acquisition, holding, exercise and disposal of the Public Warrants. Holders or prospective holders of Ordinary Shares and Public Warrants should consult their own tax advisor regarding the Dutch tax consequences relating to the acquisition, holding and disposal of Ordinary Shares and the acquisition, holding, exercise and disposal of Public Warrants in light of their particular circumstances.
Please note that this section does not describe the Dutch tax consequences for:
(i)a holder of Ordinary Shares or Public Warrants if such holder has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a holder is considered to hold a substantial interest in us, if such holder alone or, in the case of an individual, together with such holder’s partner for Dutch income tax purposes, or any relatives by blood or marriage in the direct line (including foster children), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of the Company or of 5% or more of the issued and outstanding capital of a certain class of shares; or (ii) rights, including Public Warrants, to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights that relate to 5% or more of the Company’s annual profits or to 5% or more of the Company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;
(ii)a holder of Ordinary Shares or Public Warrants if the Ordinary Shares or Public Warrants held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of, or right to acquire, 5% or more in the Company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) the Company is a related entity (statutorily defined term);
(iii)a holder of Ordinary Shares which is or who is entitled to the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from the Ordinary Shares (as defined in Article 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting). Generally, a holder of Ordinary Shares may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it holds an interest of 5% or more in the Company’s nominal paid-up share capital;
(iv)pension funds, investment institutions (fiscale beleggingsinstellingen) and tax exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act

1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards; and
(v)a holder of Ordinary Shares or Public Warrants if such holder is an individual for whom the Ordinary Shares or Public Warrants or any benefit derived from the Ordinary Shares or Public Warrants is a remuneration or deemed to be a remuneration for (employment) activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001).
Dividend withholding tax
Dividends distributed by us are generally subject to Dutch dividend withholding tax at a rate of 15%. Generally, the Company is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the holder of Ordinary Shares.
◦The expression “dividends distributed” includes, but is not limited to:
◦distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;
◦liquidation proceeds, proceeds from the redemption of Ordinary Shares, or proceeds from the repurchase of Ordinary Shares (other than as temporary portfolio investment; tijdelijke belegging) by us or one of our subsidiaries or other affiliated entities, in each case to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for Dutch dividend withholding tax purposes;
◦an amount equal to the par value of the Ordinary Shares issued or an increase of the par value of the Ordinary Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and
◦partial repayment of the paid-in capital recognized for Dutch dividend withholding tax purposes, if and to the extent that the Company has “net profits” (zuivere winst), unless (i) our general meeting of shareholders has resolved in advance to make such repayment and (ii) the par value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to the Company’s Articles of Association. The term “net profits” includes anticipated profits that have yet to be realized.
Corporate legal entities that are resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”) generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Individuals who are resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”) generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders of Ordinary Shares that are neither resident nor deemed to be resident of the Netherlands (“Non-Resident Holders”) if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.
A holder of Ordinary Shares resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.
Public Warrants
The exercise of Public Warrants does in our view not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price is below the par value of an Ordinary Share (currently, the par value per Ordinary Share is €0.12 and the exercise price is $11.50 and (ii) such difference is not charged against the Company’s share premium reserve recognized for Dutch dividend withholding tax purposes. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Public Warrant, Dutch dividend withholding tax shall be due by the Company on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85.
In addition, it cannot be excluded that payments made in consideration for a repurchase or redemption of a Public Warrant or a full or partial cash settlement of the Public Warrant are in part subject to Dutch dividend withholding tax. To date, no authoritative case law of the Dutch courts has been made publicly available in this respect.
Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.
Dividend stripping
According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends we paid is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.
Conditional withholding tax on dividends (as of 1 January 2024)
As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by us to entities related (gelieerd) to us (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:
(i)is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or
(ii)has a permanent establishment located in a Listed Jurisdiction to which the Ordinary Shares are attributable; or
(iii)holds the Ordinary Shares with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or
(iv)is not considered to be the beneficial owner of the Ordinary Shares in its jurisdiction of residence because such jurisdiction treats another entity as the beneficial owner of the Ordinary Shares (a hybrid mismatch); or
(v)is not resident in any jurisdiction (also a hybrid mismatch); or
(vi)is a reverse hybrid (within the meaning of Article 2(12) of the Dutch Corporate Income Tax Act 1969), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.
The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (2023: 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (2023: 25.8%).
Dual Tax Residency
We are incorporated under the laws of the Netherlands, and we are therefore a Dutch tax resident for Dutch domestic tax law purposes, including the Dutch Dividend Withholding Tax Act 1969. As set out in “Taxation — Material German Tax Considerations — Ordinary Shares and Public Warrants”, we are also treated as a German tax resident for German domestic tax law purposes, since our place of effective management is located in Germany. Based on the so-called tie-breaker provision (the “Tie-Breaker Provision”) included in Article 4(3) of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”) as in effect on the date hereof, our tax residence in either the Netherlands or Germany for the purposes of the double tax treaty between Germany and the Netherlands should be determined on our place of effective management. As long as our place of effective management is in Germany, and the Tie-Breaker Provision and the reservation made by Germany with respect to the Tie-Breaker Provision as part of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting are not changed, we should exclusively be a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands. As a consequence, the Netherlands will be restricted to impose Dutch dividend withholding tax on dividends distributed by us pursuant to Article 10(5) of the double tax treaty between Germany and the Netherlands, except for dividends distributed to Dutch Resident Entities, Dutch Resident Individuals and Non-Resident Holders if the Ordinary Shares are attributable to a permanent establishment in the Netherlands of such Non-Resident Holder. See also “Risk Factors — We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us” and “Risk Factors — If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Ordinary Shares in both Germany and the Netherlands” for risks regarding our tax residency and the consequences thereof.
Taxes on income and capital gains
Dutch Resident Entities
Generally, if the holder of Ordinary Shares or Public Warrants is a Dutch Resident Entity, any income derived or deemed to be derived from the Ordinary Shares and Public Warrants or any capital gains realized on the disposal or deemed disposal or exercise, as applicable of the Ordinary Shares or Public Warrants is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2023).
Dutch Resident Individuals
If the holder of Ordinary Shares or Public Warrants is a Dutch Resident Individual, any income derived or deemed to be derived from the Ordinary Shares and Public Warrants or any capital gains realized on the disposal or deemed disposal or exercise, as applicable of the Ordinary Shares or Public Warrants is subject to Dutch personal income tax at the progressive rates (with a maximum of 49.5% in 2022), if:
(i)the Ordinary Shares or Public Warrants are attributable to an enterprise from which the holder of Ordinary Shares or Public Warrants derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or
(ii)the holder of Ordinary Shares or Public Warrants is considered to perform activities with respect to the Ordinary Shares or Public Warrants that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Ordinary Shares or Public Warrants that are taxable as benefits from miscellaneous activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments
If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Ordinary Shares and Public Warrants will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual's net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). The Ordinary Shares and Public Warrants are included as investment assets. The taxable benefit for the year (voordeel uit sparen en beleggen) is taxed at a flat rate of 32% (rate for 2023). Actual income or capital gains realized in respect of the Ordinary Shares and Public Warrants are as such not subject to Dutch income tax.
The taxable benefit for the year is calculated as follows:
(i)The Dutch Resident Individual's assets and liabilities taxed under this regime, including the Ordinary Shares and Public Warrants, are allocated over the following three categories: (a) bank savings, (b) other investments, including the Ordinary Shares and Public Warrants, and (c) liabilities.
(ii)The return (rendement) in respect of these assets and liabilities is calculated as follows (the return is at a minimum nihil):
a)a deemed return on the fair market value of the actual amount of bank savings and cash on January 1 of the relevant calendar year; plus
b)a deemed return on the fair market value of the actual amount of other investments, including the Ordinary Shares and Public Warrants, on January 1 of the relevant calendar year; minus
c)a deemed return on the sum of the fair market value of the actual amount of liabilities on January 1 of the relevant calendar year less the statutory threshold for liabilities (drempel).
(iii)The return percentage (%) (rendementspercentage) is calculated as follows:
a)by dividing the return calculated under (ii) above by the net investment assets for the year of the Dutch Resident Individual; multiplied by
b)100.
(iv)The taxable base (grondslag sparen en beleggen) is calculated as follows:
a)the net investment assets for the year of the Dutch Resident Individual; minus
b)the applicable statutory threshold.
(v)The taxable benefit for the year is equal to the taxable base calculated under (iv) above multiplied by the return percentage calculated under (iii) above.
For the calendar year 2023, the deemed returns for the investment categories mentioned under (ii) (a) and (c) above have been temporarily set at 0.36% and 2.57%, respectively. The definitive percentages for these investment categories for the year 2023 will be published in the first months of 2024 and will have retroactive effect to January 1, 2023. The deemed return applicable to the other investments (mentioned under (ii) (b) above), including the Ordinary Shares and Public Warrants is set at 6.17% for the calendar year 2023. Transactions in the three-month period before and after January 1 of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for this purpose be ignored if the holder of Ordinary Shares or Public Warrants cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.Gift and inheritance taxes.

Residents of the Netherlands
Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares or Public Warrants by way of a gift by, or on the death of, a holder of Ordinary Shares or Public Warrants who is resident or deemed resident of the Netherlands at the time of the gift or such holder’s death.
Non-residents of the Netherlands
No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares or Public Warrants by way of a gift by, or on the death of, a holder of Ordinary Shares or Public Warrants who is neither resident nor deemed to be resident of the Netherlands, unless:
(i)in the case of a gift of a Ordinary Share or Public Warrant by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or
(ii)in the case of a gift of a Ordinary Share or Public Warrant is made under a condition precedent, the holder of Ordinary Shares or Public Warrants, as applicable is resident or is deemed to be resident of the Netherlands at the time the condition is fulfilled; or
(iii)the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.
For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the ten years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.
Value added tax (VAT)
No Dutch VAT will be payable by a holder of Ordinary Shares or Public Warrants in respect of any payment in consideration for the holding or disposal or exercise, as applicable, of the Ordinary Shares or Public Warrants.
Stamp Duties
No Dutch documentation taxes (commonly referred to as stamp duties) will be payable by a holder of Ordinary Shares or Public Warrants in respect of any payment in consideration for the holding or disposal or exercise, as applicable, of the Ordinary Shares or Public Warrants.
Material German Tax Considerations — Ordinary Shares and Public Warrants
The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the Ordinary Shares or Public Warrants. With the exception of the subsections “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in Germany” and “— German Taxation of Holders of Public Warrants — Taxation of Holders of Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of Ordinary Shares and Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire Ordinary Shares or Public Warrants in the offering.
This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the Ordinary Shares or Public Warrants.
The tax information presented in this section is not a substitute for tax advice. Prospective holders of Ordinary Shares or Public Warrants should consult their own tax advisors regarding the tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of Ordinary Shares or Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.
Taxation of Our Company
The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany, it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. We believe that its place of effective management is in Germany, so that we are treated as a German tax resident for German tax purposes.
Our taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.
Dividends (Gewinnausschüttungen) and other distributions received by us from domestic or foreign corporations are generally exempt from corporate income tax, inter alia, if we held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which we hold through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to us only on a pro rata basis at its entitlement to the profits of the relevant partnership. As a consequence of the above, and subject to the above-mentioned requirements, effectively 95% of the amount of dividends and other distributions that we receive from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of our shareholding in the respective corporation, to profits earned by us from the sale of shares in another domestic or foreign corporation since 5% of the gains are treated as non-deductible business expenses and are therefore subject to corporate income tax (plus the solidarity surcharge thereon) at a rate of 15.825%. Conversely, losses incurred from the sale of such shares are not deductible for tax purposes. Currently, there are no specific rules deviating from the aforementioned rules with respect to the taxation of gains arising from the disposal of a direct participation of less than 10% in the share capital of a corporation. Please note that there have been discussions and even draft laws which would lead to the taxation of such gains. However, so far none of the draft laws have actually been passed. The above-stated exemptions from corporate income tax on dividends and on capital gains may not apply under certain circumstances in case the distributing entity, or the entity the shares in which are disposed of, are tax resident in a jurisdiction that is listed on the EU blacklist of non-cooperative jurisdictions.
In addition, we are subject to trade tax (Gewerbesteuer) with respect to our taxable trade profit (Gewerbeertrag) from our permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.
The trade tax rate depends on the local municipalities in which we maintain our permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations)are effectively 95% exempt from trade tax only if we held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period for trade tax purposes (Erhebungszeitraum).
Our interest expenses are subject to the “interest barrier” (Zinsschranke) rules. When we calculate our taxable income, the interest barrier rules generally prevent us from deducting certain net interest expenses from our taxable income, i.e., the excess of interest expenses over interest income for a given fiscal year, to the extent such interest expenses exceed 30% of the current taxable EBITDA of the respective entity (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if our net interest expense is equal to, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Interest expenses that are not deductible in a given year may be carried forward to our subsequent fiscal years (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of interest expenses plus certain other trade tax add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the determination of the trade tax base.
Certain interest expenses are generally not deductible for German tax purposes in case of tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency.
Tax-loss carry forwards can be fully offset against taxable income for corporate income tax and trade tax purposes up to an amount of €1 million of such income. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset against tax-loss carry forwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax carry back to the previous year with regard to corporate income tax up to an amount of €1 million. Unused tax-loss carry forwards may be generally carried forward indefinitely and used in subsequent assessment periods to be offset against future taxable income in accordance with this rule. According to laws introduced between 2020 and 2022, each to provide COVID-19 tax support (Viertes Corona-Steuerhilfegesetz, Drittes Corona-Steuerhilfegesetz, Zweites Corona-Steuerhilfegesetz — “German COVID-19 Tax Laws”), tax loss carry-back for the assessment periods 2020 through 2023 are increased to €10.0 million. In addition, in assessment periods after 2021, tax carrybacks can also be used in the year prior to the year before the losses were generated, to the extent a set-off is not possible in the year before the losses were generated.
If more than 50% of the subscribed capital or voting rights in a corporation are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or if comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation), all tax loss carryforwards and interest carryforwards are generally forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. The forfeiture of tax loss carryforward pursuant to the preceding rules does not apply to share transfers if (i) the acquirer directly or indirectly holds a participation of 100% in the transferring entity, (ii) the transferor indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same individual or legal entity or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity.
Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition.
Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this filing.

German Taxation of Holders of Ordinary Shares
General
Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent we pay dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends may not be subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax recognized contribution account exceed the then lowered acquisition costs of the shares.
German Taxation of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries
The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the Ordinary Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008) (the “Treaty”), who is fully eligible for benefits under the Treaty.
A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the Ordinary Shares if it is, inter alia:
◦the beneficial owner of the Ordinary Shares (and the dividends paid with respect thereto);
◦a U.S. holder;
◦not also a resident of Germany for German tax purposes; and
◦not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.
Special rules apply to pension funds and certain other tax-exempt investors.
This discussion does not address the treatment of Ordinary Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.
General Rules for the Taxation of Dividends of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries
The full amount of a dividend distributed by us (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is generally subject to (final) German withholding tax at an aggregate rate of 26.375%. If shares are admitted for collective custody by a securities custodian bank (Wertpapiersammelbank) pursuant to Section 5 of the German Act on Securities Accounts (Depotgesetz) and are entrusted to such bank for collective custody (Sammelverwahrung) in Germany (as in the case of the Shares), the withholding tax is withheld and passed on for the account of the shareholders (i) by the domestic credit or financial services institution (inländisches Kredit- oder Finanzdienstleistungsinstitut) (including domestic branches of such foreign enterprises) or the domestic securities institution (inländisches Wertpapierinstitut) which keeps or administers the shares and disburses or credits the dividends or disburses the dividends to a foreign agent or (ii) by the central securities depository

(Wertpapiersammelbank) to which the shares were entrusted for collective custody if the dividends are disbursed to a foreign agent by such central securities depository (Wertpapiersammelbank) (the “Dividend Paying Agent”). We do not assume any responsibility for the withholding of the withholding tax, in accordance with the statutory provisions.
Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty may be refunded to U.S. treaty beneficiaries upon application, provided that the requirements under the Treaty are fulfilled. Further, such refund is subject to the German anti-avoidance treaty shopping rules (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).
German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the Ordinary Shares
The capital gains from the disposition of the Ordinary Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of our share capital. If such holder had acquired the Ordinary Shares without consideration, the previous owner’s holding period and quota would be taken into account. Pursuant to a decision of the German Federal Fiscal Court, and the view shared by the German tax authorities, the gains on the disposal of shares are exempt from corporate income tax if the shareholder is a corporation and has no domestic permanent establishment or fixed place of business in Germany and the shares do not form part of business assets for which a permanent representative in Germany has been appointed.
Pursuant to the Treaty, U.S. treaty beneficiaries may not be subject to German tax even under the circumstances described in the preceding paragraph and therefore may not be taxed on capital gains from the disposition of the Ordinary Shares.
German statutory law requires the Domestic Disbursing Agent to levy withholding tax on capital gains from the sale of Ordinary Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, “Domestic Disbursing Agent” means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise that holds the Ordinary Shares in custody or administers the Ordinary Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the Ordinary Shares to the holder of the Ordinary Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains to the requirement that such capital gains are subject to taxation in Germany under German statutory law or on an applicable income tax treaty.
However, a circular issued by the German Federal Ministry of Finance, dated May 19, 2022, reference number IV C 1-S 2252/19/10003 :009, provides that taxes need not be withheld by the Domestic Disbursing Agent if the holder of the custody account is not a resident of Germany for tax purposes. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of the respective German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a Domestic Disbursing Agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of Ordinary Shares held in a custodial account in Germany in the event that the Domestic Disbursing Agent did not follow the above mentioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”
Withholding Tax Refund for U.S. Treaty Beneficiaries
U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in

Germany” and “— German Taxation of Holders of Public Warrants — Taxation of Holders of Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries may be entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (corporate income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund would only be possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more of our shares and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied under the general German anti-abuse rule.
Further, such refund is subject to the German anti-avoidance treaty shopping rules. Generally, this rule requires that the source of income of the U.S. treaty beneficiary (in case it is a non-German resident company) is related to a business activity of such U.S. treaty beneficiary, to the extent such business activity, and the relationship to such business activity, meet certain criteria further specified in the applicable rules. However, this would not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange. Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests.
Taxation of Holders of Ordinary Shares Tax Resident in Germany
This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to our holders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a habitual abode (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management (Geschäftsleitung) or statutory seat (Sitz) in Germany.
The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between Ordinary Shares held as private assets (Privatvermögen) and Ordinary Shares held as business assets (Betriebsvermögen).
Ordinary Shares as Private Assets (Privatvermögen)
If the Ordinary Shares are held as private assets by a German tax resident, dividends and capital gains are generally taxed as investment income and are principally subject to a 25% German flat income tax rate (Abgeltungsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the respective shareholder’s income tax liability.
However, shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. In this case, the withholding tax would be credited against the income tax subject to the progressive income tax rate and any excess amount may generally be refunded. Also, in this case income-related expenses cannot be deducted from the capital investment income, except for the aforementioned annual lump-sum deduction of €1,000 (€2,000 in the case of jointly assessed married couples or registered life partners).

In general, no flat income withholding tax is levied in case of an individual shareholder who holds the shares as private assets if he or she submits a tax exemption request (Freistellungsauftrag) to the Dividend Paying Agent, but only to the extent the income derived from the shares together with all other capital income do not exceed the aforementioned lump-sum deduction amount. Similarly, no withholding tax is deducted if it is to be assumed that the income is not subject to taxation and the shareholder has submitted to the Dividend Paying Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.
Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in our company and for shareholders who have a shareholding of at least 1% in our company and can take significant entrepreneurial influence on our economic activity by a professional activity for our company. A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of our share capital at any time during the five years preceding the sale. In that case, 60% of any capital gains resulting from the sale would be taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, only 60% of any capital losses would be recognized for tax purposes. Even though withholding tax is withheld by a Domestic Disbursing Agent in such case, this does not satisfy the tax liability of the shareholder. Consequently, a shareholder must declare his capital gains in his income tax returns. The withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the shareholder’s income tax on his/ her tax assessment (including the solidarity surcharge and any church tax if applicable) or refunded in the amount of any excess, provided that the statutory requirements are fulfilled. Losses resulting from the disposal of Ordinary Shares can only be offset against capital gains from the sale of any Ordinary Shares and other shares. If gains are exceeded by losses, such excess losses may be carried forward to subsequent assessment periods. If losses result from the derecognition (Ausbuchung) or transfer to a third party of certain worthless assets or any other total loss of such assets, such losses, together with losses resulting from the full or partial non-recoverability of the repayment claim of capital receivables of the same year, and loss-carry forwards of previous years can only be offset against investment income up to an amount of €20,000 (“Limitation on Loss Deduction”) per calendar year. Any exceeding loss amount can be carried forward and offset against future investment income, but again subject to the €20,000 limitation. Given that the Limitation on Loss Deduction will not be applied by the Domestic Disbursing Agent, investors suffering losses which are subject to the Limitation on Loss Deduction are required to declare such losses in their respective income tax return.
Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is assessed by means of income tax assessment.
Ordinary Shares as Business Assets (Betriebsvermögen)
In case the Ordinary Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation, a sole proprietor or a partnership (co-entrepreneurship)). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate (including solidarity surcharge) of 26.375% plus church tax, if applicable. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to Ordinary Shares which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to timely notify the competent local tax office accordingly, has to file a withholding tax return in the amount of 15% of the dividends in accordance with the procedural rules applicable for such withholding tax returns, and has to make a payment on the amount of the tax that was stated in such withholding tax return. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the Ordinary Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied based on the general German anti-abuse rules.
To the extent the amount withheld exceeds the income tax liability, the withholding tax may be refunded, provided that certain requirements are met (including the aforementioned requirements).
Special rules apply to credit institutions (Kreditinstitute), securities institutions (Wertpapierinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.
Generally, dividends paid to, and capital gains realized by, a corporation with a tax domicile in Germany are subject to corporate income tax (and solidarity surcharge thereon) at a rate of 15.825%. However, the dividends and capital gains are in general effectively 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). With regard to dividends, this is subject to the shareholder holding at least 10% of our registered share capital at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participation in our share capital being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.
For purposes of German trade tax, capital gains are in general effectively 95% tax exempt as well. The remaining 5% is treated as non-deductible business expense and, as such, is subject to trade tax. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of our registered share capital at the beginning of the relevant tax assessment period for trade tax purposes (Erhebungszeitraum). In the latter case, the aforementioned exemption of 95% of the dividend income for corporate income tax purposes also applies for trade tax purposes.
Losses from the sale of Ordinary Shares are generally not tax deductible for corporate income tax and trade tax purposes.
The Domestic Disbursing Agent may not withhold the withholding tax if (i) the shareholder is a corporation, association of persons or estate with a tax domicile in Germany, or (ii) the shares belong to the domestic business assets of a shareholder, and the shareholder declares so to the Domestic Disbursing Agent using the designated official form and certain other requirements are met. If withholding tax is nonetheless withheld by Domestic Disbursing Agent, the withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the income or corporate income tax liability (including the solidarity surcharge and church tax, if applicable) or may be refunded in the amount of any excess, subject to the requirements for such credit or refund.
With regard to sole proprietors individuals holding Ordinary Shares as business assets (i.e., not as private assets), 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of Ordinary Shares are principally deductible for income tax purposes. If the shares are attributable to a domestic permanent establishment in Germany of a business operation of the shareholder, the dividend income (after deduction of business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled. In this latter case, the net amount of dividends (i.e., after deducting directly related expenses) is exempt from trade tax. Further, if the shares are attributable to a German permanent establishment of a business operation of the sole proprietor, 60% of the gains of the disposal of the shares are, in addition, subject to trade tax. As a rule, trade tax on dividends or capital gains can be credited against the shareholder’s personal income tax, either in full or in part, by means of a lump-sum tax credit method, depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.
If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividends or capital gains contained in the profit share of the shareholder will be taxed in accordance with the principles applicable for corporations. If the partner is an individual, the taxation is in line with the principles described for sole proprietors. Upon application and subject to further conditions, an individual as a partner may have his or her personal income tax rate lowered for earnings not withdrawn from the partnership.
In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of our registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of our shares are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participation are attributable) should not be subject to trade tax.
In addition, gains on the disposal of our shares are subject to trade tax at the level of a commercial or deemed commercial partnership if the shares are attributed to a domestic permanent establishment of a business operation of the partnership. This generally applies to 60% of the gain as far as our shares are attributable to the profit share of an individual as the partner of the partnership, and, effectively, at 5% as far as they are attributable to the profit share of a corporation as the partner of the partnership. Losses on disposals and other profit reductions in connection with the shares are not taken into account for the purposes of trade tax if they are attributable to the profit share of a corporation, and are taken into account at 60% in the context of general limitations if they are attributable to the profit share of an individual. If the partner of the partnership is an individual, the portion of the trade tax paid by the partnership attributable to his profit share may generally be credited, either in full or in part, against his personal income tax by means of a lump-sum method— depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.
German Taxation of Holders of Public Warrants
General
Holders of Public Warrants are taxed in particular upon the sale or disposal of Public Warrants (taxation of capital gains) and the gratuitous transfer of Public Warrants (inheritance and gift tax). In addition, holders might be taxed on the exercise of the Public Warrants under certain circumstances.
Taxation of Holders of Public Warrants Not Tax Resident in Germany
The capital gains from the disposition of the Public Warrants realized by a non-German tax resident holder of the Public Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such a non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the Public Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain property located in Germany or income from certain capital investments directly or indirectly secured by real estate located in Germany). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of Public Warrants Tax Resident in Germany; Withholding Tax on Capital Gains” below applies.
The capital gains from the disposition of the Public Warrants realized by a non-German tax resident holder of the Public Warrants are, in general, not subject to German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the Public Warrants are paid out or credited to the holder of the Public Warrants by a Domestic Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refundable based on an assessment to tax or under an applicable tax treaty, and subject to the requirements for such refund.
Taxation of Holders of Public Warrants Tax Resident in Germany; Withholding Tax on Capital Gains
The tax consequences of an exercise of the Public Warrants are not entirely clear under German tax law. An exercise may be considered a non-taxable acquisition of the Ordinary Shares received upon exercise and thus not a gain realization event. However, there is a risk that the receipt of the Ordinary Shares upon exercise of the Public Warrants is considered a taxable event (e.g., as a taxable disposal of the Public Warrants against receipt of Ordinary Shares). In this case, gains derived from the exercise of the Public Warrants would be subject to the tax treatment as described for capital gains derived from the sale or other disposition of the Public Warrants as described in the following paragraphs.
The capital gains from the disposition of the Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident individual holder of Public Warrants holding the Public Warrants as private assets are generally subject to German withholding tax if the Public Warrants are kept or administered in a custodial account with a Domestic Disbursing Agent. The withholding tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). For individual Holders who are subject to church tax, the church tax generally has to be withheld by the Domestic Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.
If the Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs or any premium) are subject to withholding tax. In the event of delivery of Ordinary Shares upon exercise of the Public Warrants, the acquisition costs of the Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement, subject to the risks summarized in the first paragraph of this section. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the Ordinary Shares received, as described above in Section “— German Taxation of Holders of Ordinary Shares”.
To the extent the Public Warrants have not been kept or administered in a custodial account with same Domestic Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment, a withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on a lump-sum withholding tax base consisting of 30% of the gross proceeds from the disposal, redemption, repayment or assignment unless the current Domestic Disbursing Agent has been notified of the actual acquisition costs of the Public Warrants by the previous Domestic Disbursing Agent or, if applicable, by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).
In computing any German tax to be withheld, the Domestic Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the Public Warrants via the Domestic Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). For assessment periods beginning after December 31, 2020, losses incurred by non-business holders of the Public Warrants from Public Warrants or certain other forward/future or option transactions may only be applied against income from Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20,000 per year. The Domestic Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of Public Warrants via the Domestic Disbursing Agent. In addition, subject to certain requirements and restrictions the Domestic Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of Public Warrants in the custodial account with the Domestic Disbursing Agent.
Non-business holders of the Public Warrants are entitled to an annual saver’s allowance of €1,000 for an individual or €2,000 for a married couple and a registered civil union filing taxes jointly for all investment income received in a given year. Upon the non-business holder of the Public Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the Holder of the Public Warrants has submitted to the Domestic Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the Public Warrants) is generally not possible for private investors.
German withholding tax will not apply to gains from the disposal, redemption, repayment or assignment of Public Warrants held by a corporation. The same may apply where the Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.
Taxation of Capital Gains
The personal income tax liability of an individual holder of the Public Warrants holding the Public Warrants as private assets deriving income from capital investments under the Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of Public Warrants kept in custody abroad or if no Domestic Disbursing Agent is involved in the payment process, the non-business holder of Public Warrants must report his or her income and capital gains derived from the Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) on his or her income tax return and then will also be taxed at a flat tax rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of Ordinary Shares upon exercise of the Public Warrants, the acquisition costs of the Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement, subject to the aforementioned risk that the receipt of the Ordinary Shares upon exercise of the Public Warrants is considered a taxable event. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from the lump-sum withholding tax base of 30% of the gross proceeds from the disposal (rather than from the actual gain) due to a change to a Domestic Disbursing Agent, a non-business holder of the Public Warrants may and in case the actual gain is higher than 30% of the disposal proceeds must also file an income tax return for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate. In each case, the deduction of expenses is generally not permitted.
Where Public Warrants form part of a trade or business or the income from the Public Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder of Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, may be credited against the personal or corporate income tax of the holder, provided that the requirements for such credit are fulfilled. Where Public Warrants form part of a German trade or business, gains from the disposal, redemption, repayment or assignment of the Public Warrants may also be subject to German trade tax.
Generally the deductibility of capital losses from Public Warrants is limited.
With regard to non-business holders of Public Warrants, losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. In addition, losses from Public Warrants or certain other forward/future or option transactions incurred by non-business holders of the Public Warrants may only be applied against income from Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20,000 per year.
In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules should apply if the Public Warrants expire worthless or lapse.
With regard to business holders of Public Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.
Abolishment of Solidarity Surcharge
The solidarity surcharge has been partially abolished as of the assessment period 2021 for certain individual holders of Ordinary Shares or Public Warrants. The solidarity surcharge, however, continues to apply for capital investment and, thus, on withholding taxes levied. In addition, the solidarity surcharge continues to apply if holders of Ordinary Shares or Public Warrants are corporations.
German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)
The transfer of Ordinary Shares or Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:
(i)the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);
(ii)at the time of the transfer, the Ordinary Shares or Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or
(iii)solely with respect to the Ordinary Shares, if the Ordinary Shares subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of our registered share capital and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.
The Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000) (the “United States-Germany Inheritance and Gifts Tax Treaty”), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.
Other Taxes
No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Ordinary Shares or Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax

(Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of Ordinary Shares and Public Warrants.

ENFORCEMENT OF CIVIL LIABILITIES
The Company is organized and existing under the laws of the Netherlands, and, as such, the rights of the Company’s shareholders and the civil liability of the Company’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of the Company’s shareholders in certain countries other than the Netherlands to bring an action against the Company, its directors and executive officers may be limited under applicable law. In addition, substantially all of the Company’s assets are located outside the United States.
As a result, it may not be possible for shareholders to effect service of process within the United States upon the Company or its directors and executive officers or to enforce judgments against the Company or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on the Company or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.
As of the date of this prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a foreign judgment is given binding effect, a claim based on that foreign judgment may still be rejected if the foreign judgment is not or no longer formally enforceable.
Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against the Company or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.
Under the Articles of Association, and certain other contractual arrangements between the Company and its directors, the Company indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of the Company’s directors in the United States under U.S. securities laws.

PLAN OF DISTRIBUTION
We are registering (i) the possible offer and sale from time to time of up to 339,156,435 Ordinary Shares by the Selling Securityholders (including shares underlying the Public Warrants) and up to 5,933,333 Public Warrants by the Selling Securityholders and (ii) the issuance by us of up to 950,000 RSUs to be granted as the IPO Bonus and up to 950,000 Ordinary Shares, to be issued upon the vesting of an equivalent number of the RSUs. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. Although SISH will be deemed to be an "underwriter" within the meaning of the Securities Act, with respect to any common stock offered by it pursuant to this prospectus, and any such offering will be deemed to be a primary offering by us, we will not receive any of the proceeds from such sales, including by SISH.
Except as set forth in any applicable agreement providing registration rights, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in the Registration Rights Agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
◦purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
◦ordinary brokerage transactions and transactions in which the broker solicits purchasers;
◦block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
◦an over-the-counter distribution in accordance with the rules of NYSE;
◦through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
◦to or through underwriters or broker-dealers;

◦in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,
◦at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
◦directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
◦in options transactions;
◦through a combination of any of the above methods of sale; or
◦any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution for value of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
◦the specific securities to be offered and sold;
◦the names of the Selling Securityholders;
◦the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
◦settlement of short sales entered into after the date of this prospectus;
◦the names of any participating agents, broker-dealers or underwriters; and
◦any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-

dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
SISH will be deemed an "underwriter" and the other selling stockholders may be deemed to be "underwriters" within the meaning of Section 2 (a) (11) of the Securities Act , and SISH will be and the other selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Public Warrants are listed on the NYSE under the symbol “SSU” and “SSU WT,” respectively.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Notice to prospective investors in the European Economic Area
The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus has been prepared on the basis that any offer of Ordinary Shares in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Ordinary Shares. Accordingly, any person making or intending to make an offer in the EEA of Ordinary Shares which are the subject of an offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor any underwriters have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares .
Notice to prospective investors in the United Kingdom
The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
This prospectus has been prepared on the basis that any offer of Ordinary Shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Ordinary Shares. Accordingly, any person making or intending to make an offer in the United Kingdom of Ordinary Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither we nor any underwriter have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.
In the United Kingdom, this document is for distribution only to, and is only directed at qualified investors (as defined in the UK Prospectus Regulation) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any Ordinary Shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
All applicable provisions of the FSMA will be complied with respect to anything done by the Company or any underwriter in relation to the Ordinary Shares in, from or otherwise involving, the United Kingdom.

LEGAL MATTERS
NautaDutilh N.V., Dutch counsel to the company, has provided a legal opinion for our company regarding the validity of the Ordinary Shares offered by this document. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, U.S. securities counsel to the company, has provided a legal opinion for our company regarding the Public Warrants offered by this document.
EXPERTS
The consolidated financial statements of SSU as of September 30, 2021 and 2022, and for each of the years in the three-year period ended September 30, 2022, have been incorporated by reference herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to our ordinary shares offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Genius, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.signa-sportsunited.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.